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USDATA CORPORATION AND SUBSIDIARIES


EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share data)

                                                     Three Months Ended                       Nine Months Ended
                                                        September 30,                            September 30,
                                             --------------------------------           -------------------------------
                                                  1997               1996                    1997              1996
                                             -------------      -------------           -------------      -------------
Net loss                                     $      (1,338)     $      (1,587)          $      (2,777)     $      (1,143)
                                             =============      =============           =============      =============

Average common shares outstanding                   10,852             11,037                  11,105             11,004

Average common share equivalents                         -                  -                       -                  -
                                             -------------      -------------           -------------      -------------
Average number of common shares and
Common share equivalents outstanding                10,852             11,037                  11,105             11,004
                                             =============      =============           =============      =============

Loss per common share                        $        (.12)     $        (.14)          $        (.25)     $        (.10)
                                             =============      =============           =============      =============
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